CERTIFICATE OF OFFICER
OF LENNAR PARTNERS, INC.

Pooling and Servicing Agreement dated as of November 1, 1998, (the "Agreement"), by and among Nationslink Funding Corporation., as Depositor, Nationsbank, N.A., as Mortgage Loan Seller, Midland Loan Services Inc., L.P., as Master Servicer, Norwest Bank Minnesota, N.A., as Trustee and REMIC Administrator, Bank of America N.T. & S.A., as Additional Warranting Party and Lennar Partners, Inc., as Special Servicer (Nationslink 1998-2)

The undersigned, Ronald E. Schrager, as Vice President of LENNAR PARTNERS, INC., a Florida Corporation (the "Company"), in accordance with Section 3.13 of the Agreement, does hereby certify on behalf of the Company that (i) a review of the activities of the Company during the period from September 25, 1998 through December 31, 1998 and of the Company's performance under the Agreement has been made under my supervision; (ii) to the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout such period ended December 31, 1998; and (iii) the Company has received no notice regarding qualification, or challenging the status, as a REMIC of, or otherwise asserting a tax on the income or assets of, any portion of the Trust Fund from the IRS or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 12th day of March, 1999.


Ronald E. Schrager
Vice President
Lennar Partners, Inc.

OC Nationslink98-2.doc